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                                                                   EXHIBIT 10.20

                               SEVERANCE AGREEMENT


          THIS SEVERANCE AGREEMENT (this "AGREEMENT") is made and entered into as of June 21, 1999 by and between Pacific Sunwear of California, Inc., a California corporation (the "COMPANY"), and Mark A. Hoffman ("EXECUTIVE").

                                   WITNESSETH:

          WHEREAS, the Executive is employed by the Company in the capacity of Chief Operating Officer, and as such the Board of Directors of the Company (the "BOARD") deems it in the best interest of the Company to offer this Agreement to the Executive; and

          WHEREAS, the Company and the Executive wish to provide for the continuation of certain payments and benefits to Executive upon the termination of Executive's employment under specified circumstances, and would like to set forth the terms relating to a release by Executive of any claims Executive may have against the Company;

          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and good and valuable other consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. POST-TERMINATION BENEFITS.

          a. Salary; Bonus. If the employment of Executive by the Company is terminated without Cause (as defined below), Executive shall continue to receive from the Company payment of Executive's base salary for a period of nine months following the date of termination of Executive's employment (the "TERMINATION DATE"). Such payments of base salary shall be payable to Executive semi-monthly in arrears. For purposes of this Agreement, "Cause" shall mean only that (i) Executive has refused to perform or discharge his material obligations or duties hereunder for 30 days after notice from the Board of such refusal, or (ii) Executive has engaged in illegal or other wrongful conduct substantially detrimental to the business or reputation of the Company. In addition to the foregoing, if the employment of Executive is terminated by the Company without Cause at any time during a fourth fiscal quarter of the Company, the Company shall also pay to Executive in a single payment within 60 days of the end of the Company's fiscal year a "Pro Rata Portion of the Bonus." "Pro Rata Portion of the Bonus" means an amount equal to any bonus to which Executive would have been entitled had Executive remained an employee for the balance of the fiscal year in which his employment terminated multiplied by a fraction, the numerator of which is the number of days from February 1 to the date of Executive's termination, and the denominator of which is 365.

          It shall be a condition to the obligations of the Company to make the payments and provide the other benefits required hereunder, that Executive execute and deliver to the Company an Unconditional Release Agreement with the Company in substantially the form attached as Exhibit A (the "RELEASE AGREEMENT") and that, thereafter, no revocation of the release of age discrimination claims be made by Executive.



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          b. Medical Benefits. If the employment of Executive by the Company is terminated without Cause, the Company shall make available to Executive such medical insurance coverage as may be provided to Executive by the Company immediately prior to the termination of Executive's employment with the Company (or such Company insurance coverage which is consistent with the coverage in place from time to time for comparable executives of the Company). The Company shall provide the medical insurance coverage to Executive for a period of nine
(9) months following the Termination Date. Upon Executive's attainment of new employment (in any capacity) and qualification for medical insurance coverage pursuant to such new employment, the Company shall no longer be obligated to provide medical insurance coverage of any type or nature whether or not a period of nine months has lapsed since Executive's termination. Executive agrees to immediately notify the Company concerning his attainment of new employment and medical insurance coverage.

          c. Payment for Medical Benefits. The Company shall pay all costs and expenses associated with providing the medical insurance; provided, however, that Executive shall be obligated to pay to the Company monthly an amount equal to the aggregate amount of all co-payments and/or fees relating to insurance coverage which Executive was responsible for prior to the termination of his employment, whether such co-payments and fees were paid to the Company or directly to an insurance provider.

          2. AT-WILL. It is expressly understood and acknowledged by Executive that Executive's employment by the Company is "at-will" and nothing in this Agreement alters the "at-will" nature of Executive's employment. Executive acknowledges that the Company may terminate his employment at any time with or without Cause; provided, however that if the termination is without Cause, Executive will be entitled to the benefits described herein.

          3. COUNTERPARTS. This Agreement may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

          4. MISCELLANEOUS. This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein. This Agreement supersedes all prior agreements between the parties concerning the subject matter hereof, including that certain Severance Agreement dated February 6, 1996, between the Company and Executive which is hereby deemed terminated as of the date of this Agreement. This Agreement may only be amended in writing signed by both parties. No waiver by any party of any breach of this Agreement shall be deemed to be a waiver by any party of any preceding or succeeding breach. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without regard to conflicts of law principles. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                           "COMPANY"

                                           PACIFIC SUNWEAR OF CALIFORNIA, INC.,
                                           a California corporation



                                           By:    /s/ GREG WEAVER
                                                  ------------------------------

                                           Name:  Greg Weaver
                                                  ------------------------------

                                           Title: Chairman of the Board
                                                  ------------------------------


                                           "EXECUTIVE"


                                           /s/ MARK A. HOFFMAN
                                           -------------------------------------
                                           Mark A. Hoffman


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